Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Stride, Inc.

Reston, Virginia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-213033, No. 333-148436, No. 333-198608 and No. 333-206083) of Stride, Inc. of our reports dated August 15, 2023, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Stride, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.  Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2023.

/s/ BDO USA, P.A.

Potomac, Maryland

August 15, 2023